                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE CHUBB CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 25, 2000 at 11:00 A.M., local time, for the following purposes:

          1. To elect 14 Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

          2.  To approve the selection of independent auditors for the year
     2000.

          3.  To approve The Chubb Corporation Long-Term Stock Incentive Plan
     (2000), such Plan being set forth as Exhibit A to the accompanying Proxy Statement.

          4. To act on a shareholder proposal for a special executive compensation review and report.

          5. To act on a shareholder proposal to amend the Corporation's By-Laws with respect to the Corporation's Shareholder Rights Plan.

          6. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 6, 2000 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                      By order of the Board of Directors,

                                            HENRY G. GULICK
                                                 Vice President and Secretary
Dated:  March 24, 2000

--------------------------------------------------------------------------------

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH, IN THE ENCLOSED ADDRESSED ENVELOPE OR FOLLOW THE DIRECTIONS ACCOMPANYING THE PROXY TO VOTE USING A TOUCH-TONE TELEPHONE OR BY ACCESSING THE WORLD WIDE WEB. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                                PROXY STATEMENT

                               ------------------

                                                                  March 24, 2000

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 25, 2000 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting, Solicitation of Proxies, Shareholder Proposals and Nominations."

     A copy of the Corporation's Annual Report to Shareholders for 1999 accompanies this Proxy Statement and Proxy which are first being mailed to Shareholders on March 24, 2000.

     As of March 6, 2000, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 175,026,579 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK ON SUCH RECORD DATE, UPON RECEIPT OF A WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE CHUBB CORPORATION TO THE ATTENTION OF HENRY G. GULICK, VICE PRESIDENT AND SECRETARY, 15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615.

     The Corporation is a holding company with subsidiaries principally engaged in the business of property and casualty insurance. Its principal subsidiaries are Federal Insurance Company ("Federal"), Chubb Executive Risk Inc., Executive Risk Indemnity Inc., Executive Risk Speciality Insurance Company, Quadrant Indemnity Company, Pacific Indemnity Company ("Pacific"), Vigilant Insurance Company ("Vigilant"), Great Northern Insurance Company ("Great Northern"), Chubb Insurance Company of Canada ("Chubb Canada"), Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A. and Bellemead Development Corporation ("Bellemead").

                             ELECTION OF DIRECTORS

     The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the 1999 Annual Meeting. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at 14. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

                             NOMINEES FOR DIRECTOR

                          NAME AGE(1)
                          ------------------------------------------------------------
ZOE BAIRD PHOTO           ZOE BAIRD, age 47. President, The Markle Foundation since
                          January 1998. Ms. Baird first became a Director of the
                          Corporation in June 1998. For six years, until the end of
                          1996, Ms. Baird was Senior Vice President and General
                          Counsel of Aetna, Inc. During 1997, she was Senior Visiting
                          Scholar and Senior Research Associate at Yale Law School.
                          Ms. Baird founded and currently chairs Lawyers for Children
                          America, is a member of the Council on Foreign Relations and the American Law Institute and is on the Board of the
                          Mexican American Legal Defense and Education Fund and Save
                          the Children. Ms. Baird is a member of the Board of
                          Trustees, James A. Baker, III Institute for Public Policy.
                          She also serves on the President's Foreign Intelligence
                          Advisory Board and the International Competition Policy
                          Advisory Board to the Attorney General of the United States.

JOHN C. BECK PHOTO        JOHN C. BECK, age 68. Member, Beck, Mack & Oliver LLC, an
                          investment counseling firm. Mr. Beck has been associated
                          with Beck, Mack & Oliver since 1958 and first became a
                          partner in 1962. He first became a Director of the
                          Corporation in 1988. Mr. Beck is also a Director of Russell
                          Reynolds Associates, Inc.
SHEILA P. BURKE PHOTO     SHEILA P. BURKE, age 49. Executive Dean and Lecturer in
                          Public Policy of the John F. Kennedy School of Government,
                          Harvard University. Ms. Burke first became a Director of the
                          Corporation in 1997. For the ten years prior to her
                          appointment as Executive Dean in 1996, Ms. Burke served as
                          Chief of Staff to the United States Senate Majority Leader
                          Bob Dole. She serves on the Board of Directors of Picker
                          Institute, Boston, MA and Wellpoint Health Networks Inc. She
                          is a Trustee of Marymount University, Arlington, VA and the
                          University of San Francisco, a member of the Kaiser
                          Foundation Commission on Medicaid and the Uninsured, a
                          member of the Board of Directors of the Center for Health
                          Care Strategies, Inc. and a member of the Board of Directors of Community Health Systems, Inc.
JAMES I. CASH, JR.        JAMES I. CASH, JR., age 52. The James E. Robison Professor
                          of Business Administration, Harvard University. Professor
                          Cash has been a member of the Harvard Business School
                          faculty since 1976. Professor Cash first became a Director of the Corporation in 1996. He is also a Director of
                          Cambridge Technology Partners, Inc., General Electric
                          Company, Knight-Ridder, Inc., State Street Corporation and
                          WinStar Communications, Inc. He is a Trustee of the
                          Massachusetts General Hospital. Professor Cash is also an
                          overseer for the Boston Museum of Science.

PERCY CHUBB, III          PERCY CHUBB, III, age 65. Former Vice Chairman of the
                          Corporation. Mr. Chubb retired as an officer of the
                          Corporation and employee on February 1, 1997 and served as a consultant through January 31, 1999. Prior to his retirement he had served as Vice Chairman since June 1986. Prior to his election as Vice Chairman, Mr. Chubb had been an Executive
                          Vice President since 1981. He had also served as Vice
                          Chairman of Bellemead, a Senior Vice President of Federal
                          and Chairman of Chubb Canada. Mr. Chubb had been associated with Chubb since 1958. He first became a Director of the
                          Corporation in 1978.

                          NAME AGE(1)
                          ------------------------------------------------------------
JOEL J. COHEN PHOTO       JOEL J. COHEN, age 62. Managing Director, Investment Banking
                          Department, and Director, Mergers and Acquisitions,
                          Donaldson, Lufkin & Jenrette Securities Corporation since
                          October 1989. He first became a Director of the Corporation in 1984. Mr. Cohen was a consultant from February 1988 until
                          October 1989. Mr. Cohen had been General Counsel:
                          Presidential Task Force on Market Mechanisms from November
                          1987 through January 1988 and a Partner of Davis Polk &
                          Wardwell, attorneys, until September 1987. He had been
                          associated with Davis Polk & Wardwell from 1963 until
                          September 1987 and became a Partner in 1969. Mr. Cohen is
                          also a Director of Maersk, Inc.
JAMES M. CORNELIUS        JAMES M. CORNELIUS, age 56. Chairman, Guidant Corporation.
                          Mr. Cornelius has been associated with Guidant Corporation since September 1994 when he was elected Chairman of the
                          Board of Directors of Guidant Corporation. From 1986 to
                          1994, he was Vice President of Finance and Chief Financial
                          Officer and Director of Eli Lilly and Company. He first
                          became a Director of the Corporation in 1998. Mr. Cornelius is currently a Director of Guidant Corporation, Lilly
                          Industries Inc. and American United Life Insurance Company
                          and he serves as a Trustee of the University of Indianapolis and Treasurer of the Board of Governors of the Indianapo-
                          lis Museum of Art.
DAVID H. HOAG             DAVID H. HOAG, age 60. Former Chairman and Chief Executive
                          Officer, The LTV Corporation from January 1991 until his
                          retirement on February 1, 1999. Mr. Hoag also served as
                          President and Chief Executive Officer of LTV Steel Company
                          from 1983 until 1990. Mr. Hoag had been associated with The
                          LTV Corporation since 1960. He first became a Director of
                          the Corporation in 1994. Mr. Hoag is also a Director of
                          Brush Wellman Inc., The Lubrizol Corporation, M.A. Hanna
                          Company, NACCO Industries, Inc. and Chairman of the Federal
                          Reserve Board of Cleveland. Mr. Hoag is also a Trustee of
                          Allegheny College and University Hospitals - Cleveland.
DEAN R. OHARE PHOTO       DEAN R. O'HARE, age 57. Chairman and Chief Executive Officer
                          of the Corporation since September 1996. Prior to September
                          1996, Mr. O'Hare had been Chairman, President and Chief
                          Executive Officer of the Corporation since January 1995.
                          Prior to January 1995, Mr. O'Hare had been Chairman and
                          Chief Executive Officer since June 1988. Mr. O'Hare had been
                          President from 1986 until 1988, an Executive Vice President since 1985 and a Senior Vice President since 1979. He is
                          Chairman and President of Federal, Vigilant and Great
                          Northern, and Chairman of Bellemead, Pacific and Chubb &
                          Son, a division of Federal Insurance Company ("Chubb &
                          Son"). Mr. O'Hare has been associated with Chubb since 1963.
                          He first became a Director of the Corporation in 1984. Mr.
                          O'Hare is also a Director of the Fluor Corporation.
WARREN B. RUDMAN          WARREN B. RUDMAN, age 69. Partner, Paul, Weiss, Rifkind,
                          Wharton & Garrison, attorneys, since January 1993. Senator
                          Rudman first became a Director of the Corporation in 1993.
                          Prior to January 1993, Senator Rudman had been a United
                          States Senator from New Hampshire since 1980. He is also on the Board of Governors of the American Stock Exchange, a
                          Director of Allied Waste Industries, Inc., Collins & Aikman
                          Corporation, Boston Scientific and Raytheon Company and a
                          Director of several funds in the Dreyfus Family of Mutual
                          Funds. Senator Rudman is also Chairman of the President's
                          Foreign Intelligence Advisory Board and Co-Chairman of the
                          Concord Coalition and serves on the Senior Advisory Board of the Institute of Politics of the John F. Kennedy School of
                          Government at Harvard University.

                          NAME AGE(1)
                          ------------------------------------------------------------
SIR DAVID G. SCHOLEY      SIR DAVID G. SCHOLEY, CBE, age 64. Senior Advisor, Warburg
  PHOTO                   Dillon Read since September 1997. Prior to September 1997,
                          Sir David had been Chairman of the International Advisory
                          Council, Swiss Bank Corporation since November 1995. He had been Chairman of SBC Warburg, the investment banking
                          division of Swiss Bank Corporation, from February 1995 until
                          November 1995. Prior to February 1995, Sir David had been
                          Executive Chairman of S.G. Warburg Group plc since 1984. He first became a Director of the Corporation in 1991. Sir
                          David is a Director of Anglo American plc, Close Brothers
                          Group plc and Vodafone Airtouch plc. He is also Chairman,
                          Board of Governors, of Wellington College, a Trustee of the
                          Glyndebourne Arts Trust and The National Portrait Gallery
                          and Governor of the National Institute of Economic and
                          Social Research.
RAYMOND G. H. SEITZ       RAYMOND G.H. SEITZ, age 59. Vice Chairman, Lehman Bros.
                          International (Europe) since April 1995 following his
                          retirement as Ambassador of the United States of America to the Court of St. James's. He first became a Director of the
                          Corporation in 1994. Previously he was Assistant Secretary
                          of State for European and Canadian Affairs from 1989 to
                          1991. Ambassador Seitz had served in the United States
                          Foreign Service since 1966 wherein he held many positions in the U.S. and abroad. Ambassador Seitz is also a Director of
                          Authoriszor, Inc., British Airways plc, Cable & Wireless Co.
                          plc, Marconi plc, Cable & Wireless HKT Limited and Rio Tinto
                          plc. He is a Trustee of the National Gallery, the Royal
                          Academy and the World Monument Fund and a member of the
                          Advisory Board of Stanford University.
LAWRENCE M. SMALL         LAWRENCE M. SMALL, age 58. Secretary of the Smithsonian
                          Institution since January 2000. Mr. Small had been President and Chief Operating Officer of Fannie Mae since September
                          1991. He first became a Director of the Corporation in 1989.
                          Prior to September 1991, when Mr. Small joined Fannie Mae, he had served as Vice Chairman and Chairman of the Executive
                          Committee of Citicorp and Citibank, N.A. since January 1990.
                          He had been associated with Citibank since 1964. Mr. Small also serves on the Boards of Marriott International, Inc.,
                          New York City's Spanish Repertory Theatre, Mt. Sinai-New
                          York University Medical Center and Health System, the
                          National Gallery, the Kennedy Center for the Performing Arts
                          and the Woodrow Wilson Center for International Scholars.

JAMES M. ZIMMERMAN PHOTO  JAMES M. ZIMMERMAN, age 56. Chairman and Chief Executive
                          Officer of Federated Department Stores, Inc. He has been
                          associated with Federated Department Stores, Inc. since
                          1965. Mr. Zimmerman was elected to his present position in
                          May 1997. Prior to that he had been President and Chief
                          Operating Officer since March 1988. He first became a
                          Director of the Corporation in 1998. Mr. Zimmerman is also a
                          Director of Federated Department Stores, Inc. and H.J. Heinz
                          Company.

------------------
(1) As of April 25, 2000.

BENEFICIAL SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists Chubb stock-based holdings, including the beneficial ownership of the Corporation's Common Stock by Directors, the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and Directors and executive officers as a group, in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"). No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. Chubb, whose beneficial ownership reflected in the table is .61%.

                                          NUMBER OF SHARES OF
                                             COMMON STOCK
                                          BENEFICIALLY OWNED
                  NAME                     MARCH 6, 2000(1)     DEFERRAL PLAN(2)     TOTAL
                  ----                    -------------------   ----------------     -----
Zoe Baird...............................           4,500                 --            4,500(3)
John C. Beck............................         100,373             14,304          114,677(4)(23)
Sheila P. Burke.........................          12,265                 --           12,265(5)
James I. Cash, Jr. .....................          16,200                 --           16,200(6)
Percy Chubb, III........................       1,069,291                 --        1,069,291(7)(23)
Joel J. Cohen...........................          48,900             11,823           60,723(8)
James M. Cornelius......................          13,000              1,136           14,136(9)
David H. Hoag...........................          21,000                255           21,255(10)
Thomas C. MacAvoy.......................          28,900                336           29,236(11)
Dean R. O'Hare..........................         677,062                 --          677,062(12)(22)(23)
Warren B. Rudman........................          28,200              2,034           30,234(13)
Sir David G. Scholey, CBE...............          33,000              2,834           35,834(14)(23)
Raymond G. H. Seitz.....................          20,200              1,279           21,479(15)
Lawrence M. Small ......................          95,770              1,010           96,780(16)(23)
James M. Zimmerman......................           8,100                 --            8,100(17)
John J. Degnan..........................         197,531                 --          197,531(18)(22)(23)
David B. Kelso..........................         117,108                 --          117,108(19)(22)
Thomas F. Motamed.......................          97,002                 --           97,002(20)(22)
Michael O'Reilly........................         194,592                 --          194,592(21)(22)
Directors and Executive Officers as a
  group ................................       3,879,807             35,011        3,914,818(23)

---------------

      (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

      (2) Includes compensation allocated to the Market Value Account of the Deferred Compensation Plan for Non-Employee Directors (See "Directors' Compensation" on page 8). The value of units allocated to this account is based upon the market value of the Corporation's Common Stock.

      (3) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (4) Includes 52,773 shares held in accounts managed by Beck, Mack & Oliver LLC, for which Mr. Beck disclaims beneficial ownership, 1,000 shares held in a trust for Mr. Beck's benefit and 44,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (5) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (6) Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (7) Includes 3,195 shares held by trusts for Mr. Chubb's benefit, 19,084 shares owned by a member of Mr. Chubb's family who lives in his home, 1,404 shares held in trusts of which a member of Mr. Chubb's family who lives in his home is trustee, 790,888 shares owned by the Victoria Foundation Inc., of which Mr. Chubb is President and one of 14 trustees, 61,376 shares which Mr. Chubb has a right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996). Mr. Chubb disclaims beneficial ownership of 811,376 of such shares.

      (8) Includes 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (9) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

     (10) Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (11) Includes 20,540 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (12) Includes 708 shares held by members of Mr. O'Hare's family who live in his home, 5,262 shares held by a family limited partnership and 531,011 shares that may be purchased within 60 days pursuant to The Chubb Corporation Long-Term Stock Incentive Plans. Mr. O'Hare disclaims beneficial ownership of 5,970 of such shares.

     (13) Includes 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (14) Includes 100 shares owned by a member of Sir David Scholey's family who lives in his home, of which Sir David disclaims beneficial ownership and 32,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (15) Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (16) Includes 3,470 shares held in a trust of which Mr. Small is a trustee of which Mr. Small disclaims beneficial ownership and 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (17) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

     (18) Includes 432 shares held by members of Mr. Degnan's family who live in his home, 168,779 shares which Mr. Degnan has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 3,520 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates. Mr. Degnan disclaims beneficial ownership of 432 of such shares.

     (19) Includes 101,480 shares which Mr. Kelso has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan
(1996).

     (20) Includes 79,610 shares which Mr. Motamed has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 831 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates.

     (21) Includes 146,810 shares which Mr. O'Reilly has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans.

     (22) Includes 2,027, 650, 2,278, 2,899 and 2,906 shares which were allocated to Messrs. Degnan, Kelso, Motamed, O'Hare and O'Reilly, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the "ESOP").

     (23) Such shares include the shares reflected above as to which Messrs. Beck, Chubb, Degnan, O'Hare, Scholey and Small disclaim beneficial ownership, 27,659 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 26,475 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 564,110 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 8,470 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates which are beneficially owned by four executive officers other than those listed in the table above. All Directors and executive officers as a group own 2.2% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Securities and Exchange Commission rules, the Corporation notes that Ralph E. Jones, III, an Executive Vice President of Chubb & Son, a division of Federal Insurance Company, failed to include in his initial Form 3 filing on December 16, 1999, shares of Common Stock held for his children. These holdings were reported on an amended Form 3 filed December 27, 1999. Charles M. Luchs, an Executive Vice President of Chubb & Son, a division of Federal Insurance Company, was late in reporting eight sales of Common Stock dating back to December 1997. These sales were reported on a Form 4 on February 22, 2000.

CERTAIN SHAREHOLDERS

     As of March 6, 2000 the Royal & Sun Alliance Insurance Group plc ("Royal & Sun Alliance") at 30 Berkeley Square, London, WIX 5HA, England held 9,023,916 shares of Common Stock of the Corporation (approximately 5.2% of the outstanding Common Stock at March 6, 2000). Royal & Sun Alliance has reported that it holds such shares for the purpose of investment.

     Sanford C. Bernstein & Co., Inc. ("Bernstein"), 767 Fifth Avenue, New York, New York 10004 has filed a Schedule 13G under the Securities Exchange Act of 1934 indicating that as of December 31, 1999 it beneficially owned 9,676,568 shares of Common Stock (approximately 5.5% of the outstanding Common Stock at December 31, 1999) for the accounts of its discretionary clients. Bernstein has reported that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Corporation and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See "Transactions with Certain Shareholders."

AUDIT, ORGANIZATION & COMPENSATION AND NOMINATING COMMITTEES

     The Board of Directors has, among other Committees, an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

     The Audit Committee is composed of Messrs. Cohen (Chairman), Cash, Cornelius and Seitz, and Ms. Baird and Ms. Burke. No officer of the Corporation or of any of its subsidiaries may serve on the Audit Committee. In 1999, the Committee met four times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation and, to the extent the Committee deems appropriate, of the Corporation's subsidiaries; meeting with the Corporation's independent auditors to review their reports on their audits of the Corporation's accounts, their comments on the internal accounting controls and internal audit procedures of the Corporation and the actions taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Corporation's independent auditors. The Committee has the power at its discretion to order interim and surprise audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Cornelius, Hoag, Rudman and Ms. Burke. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 1999, the Committee met five times. The Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs administrative functions pursuant to The Chubb Corporation Director's Charitable Award Program, The Chubb Corporation Long-

Term Stock Incentive Plan (1992), The Chubb Corporation Long-Term Stock Incentive Plan (1996) (the "Long-Term Stock Incentive Plans"), the Annual Incentive Compensation Plan (1996) (the "Annual Incentive Compensation Plan"), The Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the "Profit Sharing Plan (1987)"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan"), the Stock Purchase Plan (1989) of The Chubb Corporation (the "Stock Purchase Plan (1989)") and The Chubb Corporation Executive Deferred Compensation Plan and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

     The Nominating Committee is composed of Messrs. Hoag (Chairman), Cohen and Rudman. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors, considers Director performance before recommending re-election and makes recommendations concerning the size and composition of the Board. In 1999, the Committee met two times. The Committee will consider Shareholder recommendations for Director nominees, provided that such recommendations are submitted to the Corporation in accordance with the same requirements and procedures as are set forth in the Corporation's By-Laws for nominations by Shareholders of persons for election as directors at an Annual Meeting. These requirements and procedures are summarized under "Voting, Solicitation of Proxies, Shareholder Proposals and Nominations" on page 32 of this Proxy Statement. For additional information on this process, Shareholders should write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

DIRECTORS' ATTENDANCE

     In 1999, there were five meetings of the Board of Directors of the Corporation. All of the incumbent Directors attended 75% or more of the aggregate of the Board and the respective Committee meetings.

DIRECTORS' COMPENSATION

     All Directors of the Corporation are also directors of Federal. It is the practice of the Corporation's Board of Directors to hold concurrent meetings with the Board of Directors of Federal.

     Each Director receives an annual stipend in the amount of $35,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,500 is paid to Directors for each meeting of the Board of Directors attended. Directors receive a fee of $1,500 for each Committee meeting attended. In those instances where the Boards or Committees of the Corporation and Federal meet concurrently, each shares proportionately in the payment of the fees. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee, the Nominating Committee and the Pension & Profit Sharing Committee receive an annual stipend from the Corporation of $7,500. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $15,000 for service on those Committees in lieu of the foregoing Committee stipends. As members of the International Advisory Board of The Chubb Corporation, Messrs. O'Hare, Scholey and Seitz received meeting fees of $5,000 each in 1999. Directors who are officers of the Corporation receive meeting fees for attendance at Directors' meetings only and do not receive stipends or fees for Committee meetings.

     Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a date specified, receipt of all or a portion of their compensation. This plan provides that, in addition to a Cash Account upon which amounts deferred earn interest compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation's Common Stock from time to time, a Shareholder's Equity Account, the value of which is based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At its regular Board meeting in December 1995, the Board of Directors adopted guidelines suggesting that eligible Non-Employee Directors voluntarily defer 50% of all stipends into the Market Value Account starting in 1996. At March 6, 2000, deferred compensation accounts were maintained for nine

Directors, all of whom are currently deferring compensation pursuant to this plan. For 1999, Directors deferred $548,750 of compensation from the Corporation and its subsidiaries. During 1999, Messrs. Hoag and Small agreed to waive the right to receive $239,528 and $204,897 previously deferred under the Plan in connection with the purchase of a life insurance policy on the life of each Director and their respective spouses under the Corporation's Estate Enhancement Program and in connection therewith recognized imputed income of $12.53 and $46.13, respectively, for the premiums paid by the Corporation for these policies. The cost of the life insurance policies to the Corporation will not exceed the after-tax cost the Corporation expected to incur in connection with the payment of previously deferred amounts under the Plan. At December 31, 1999, the aggregate account values reflecting Directors' deferrals and earnings on such deferrals were as follows: $1,971,568 for the Market Value Account, $1,006,137 for the Shareholder's Equity Account and $46,649 for the Cash Account.

DIRECTOR'S CHARITABLE AWARD PROGRAM

     Effective January 1, 1992, the Corporation established the Director's Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each Non-Employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organizations. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 6, 2000, 13 eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) by the Board of Directors and approved by Shareholders in 1992. Upon the recommendation of the Board of Directors, it was again extended, amended and approved by Shareholders in 1996 as The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996) (the "1996 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan provides that an aggregate of 400,000 shares of Common Stock of the Corporation be available for issuance upon exercise of options granted thereunder. The 1996 Non-Employee Directors Plan shall terminate on the day following the 2001 Annual Meeting of Shareholders.

     The 1996 Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined, may receive options under the 1996 Non-Employee Directors Plan. There are currently 14 Eligible Directors. Following the election of Directors, as of the date of each Annual Meeting that occurs while the 1996 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 4,000 shares of Common Stock of the Corporation. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock on the day the option is granted.

     Options granted under the 1996 Non-Employee Directors Plan are non-statutory options. The options shall be exercisable in whole or in part at all times after the date of grant and are transferable to certain members of the optionee's immediate family. All outstanding options held by an optionee shall be automatically canceled upon termination of the optionee's service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

     In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined, the holder of each option then outstanding shall have, unless the Board of Directors determines otherwise, the right to receive on the date or effective date of such event a cash payment in an amount calculated as set forth in the Non-Employee Directors Plans.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

I.  SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                 ANNUAL COMPENSATION                          COMPENSATION
                             ----------------------------                -----------------------
                                                                           AWARDS      PAYOUTS
                                                                         ----------   ----------
                                                                         SECURITIES
                                                            RESTRICTED   UNDERLYING                ALL OTHER
                                                              STOCK       OPTIONS/       LTIP       COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY(1)    BONUS(2)    AWARDS(3)     SARS(4)     PAYOUTS(5)   SATION(6)
---------------------------  ----  ---------    --------    ----------   ----------   ----------   ---------
Dean R. O'Hare...........    1999  $991,107    $  800,000    $143,234     222,480      $448,508     $227,246
 Chairman and                1998   925,424       850,000     250,184      73,245       826,775      290,660
 Chief Executive Officer     1997   882,001     1,542,400     327,642      99,250       673,920      216,669
Thomas F. Motamed........    1999   347,693       400,000     107,402      70,226        75,935       97,244
 Executive Vice President    1998   296,154       425,000     187,593      23,755       110,237       88,798
                             1997   187,235       431,045     204,608       8,000       132,352       39,844
John J. Degnan...........    1999   381,040       350,000      89,509      67,838       203,436       95,491
 President                   1998   350,193       400,000     156,387      28,500       308,651      115,842
                             1997   312,693       615,254     204,608      33,000       240,697       77,569
Michael O'Reilly.........    1999   372,685       300,000      89,509      65,450       131,099       92,869
 Executive Vice President    1998   351,520       325,000     156,387      23,755       220,473      103,580
                             1997   334,062       437,081     204,608      18,000       307,364       58,619
David B. Kelso...........    1999   408,347       250,000      85,960      65,450       196,192       88,758
 Executive Vice President    1998   387,116       325,000     156,387      23,755       330,710      111,261
                             1997   362,500       528,750     204,608      30,000            --       28,610

---------------

(1) Includes directors fees for 1999, 1998 and 1997 of $12,500, $11,000, $12,000 for Mr. O'Hare.

(2) Includes for Messrs. O'Hare, Motamed, Degnan, O'Reilly and Kelso amounts paid for such years under the Annual Incentive Compensation Plan (including certain amounts for 1998 and 1999 that were deferred at the election of certain of these executives) and for 1997 under the Profit Sharing Plan
    (1987).

(3) For 1999, represents the fair market value of performance-based restricted stock awarded at 100% of fair market value as of the March 2, 2000 award date ($47.9688 per share) without diminution in value attributable to the restrictions on such stock under the Long-Term Stock Incentive Plan. The awards generally become vested three years after the date of grant, but may vest earlier upon death, disability, retirement or other termination with the consent of the Organization & Compensation Committee. Dividends declared on the Common Stock of the Corporation are paid on outstanding restricted stock awards. For the purposes of the Securities and Exchange Commission's compensation reporting rules, outstanding performance share awards are treated as equivalent to restricted stock units. The total number and value (based on a per share price at December 31, 1999 of $56.3125) of performance shares outstanding for the three year periods ending December 31, 2000 and 2001 are 23,512 ($1,324,020) for Mr. O'Hare, 13,405 ($754,869) for Mr.
    Motamed, 13,227 ($744,845) for Mr. Degnan, 11,441 ($644,271) for Mr.
    O'Reilly and 11,911 ($670,738) for Mr. Kelso. The total outstanding nonvested Restricted Stock award balances as of March 2, 2000 were 11,320 shares ($612,543) for Mr. O'Hare, 7,968 shares ($430,016) for Mr. Motamed, 7,073 shares ($382,729) for Mr. Degnan, 7,073 shares ($382,729) for Mr.
    O'Reilly and 6,999 shares ($379,179) for Mr. Kelso. Dollar values are based on a value per share of $56.3125 on December 31, 1999 for awards outstanding on such date and $47.9688 per share on March 2, 2000 for awards granted on such date.

(4) Includes options granted in such years under the Long-Term Stock Incentive Plan. See Options/SAR Grants table below for more information on the 1999 grants.

(5) Includes payments made in settlement of performance share awards for Messrs. O'Hare, Motamed, Degnan and O'Reilly for the three year periods ended December 31, 1997, 1998 and 1999 and for

    Mr. Kelso for the three year periods ended December 31, 1998 and 1999. Also includes for Mr. O'Reilly deferred payments under the long-term segment of the Investment Department Incentive Plan paid in 1997 and 1998 for performance periods ended December 31, 1993 and 1994, respectively.

(6) Includes allocations for 1999, 1998 and 1997 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $73,144, $96,577 and $84,733 for Mr. O'Hare, $30,908, $28,846 and $12,023
    for Mr. Motamed, $31,242, $38,008 and $30,508 for Mr. Degnan, $29,707,
    $33,727 and $23,975 for Mr. O'Reilly and $29,333, $36,485 and $7,442 for Mr.
    Kelso and allocations for 1999, 1998 and 1997 under the ESOP qualified plan and the ESOP excess plan of $154,102, $194,083 and $131,936 for Mr. O'Hare, $66,267, $59,952 and $27,821 for Mr. Motamed, $64,249, $77,834 and $47,061
    for Mr. Degnan, $63,162, $69,853 and $34,644 for Mr. O'Reilly and $59,425,
    $74,776 and $21,168 for Mr. Kelso. Includes $69 for Mr. Motamed which represents an amount imputed as income in connection with the Corporation's payment of a premium on a life insurance policy on the lives of Mr. Motamed and his spouse in exchange for the relinquishing by Mr. Motamed of the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in the Corporation's Estate Enhancement Program.

II.  OPTIONS/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                           -------------------------------------------------------     POTENTIAL REALIZED
                                            % OF                                             VALUE
                                            TOTAL                                      AT ASSUMED ANNUAL
                            NUMBER OF     OPTIONS/                                           RATES
                           SECURITIES       SARS                                         OF STOCK PRICE
                           UNDERLYING    GRANTED TO    EXERCISE                         APPRECIATION FOR
                            OPTIONS/      EMPLOYEES     OR BASE                          OPTION TERM(3)
                              SARS        IN FISCAL      PRICE                      ------------------------
          NAME             GRANTED(1)      YEAR(2)     PER SHARE   EXPIRATION DATE      5%           10%
          ----             ----------    ----------    ---------   ---------------  ----------       ---
Dean R. O'Hare...........    222,480         5.1%      $59.7813    March 10, 2009   $8,364,389   $21,197,004
Thomas F. Motamed........     70,226         1.6%       59.7813    March 10, 2009    2,640,227     6,690,853
John J. Degnan...........     67,838         1.5%       59.7813    March 10, 2009    2,550,447     6,463,333
Michael O'Reilly.........     65,450         1.5%       59.7813    March 10, 2009    2,460,667     6,235,814
David B. Kelso...........     65,450         1.5%       59.7813    March 10, 2009    2,460,667     6,235,814

---------------

(1) The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. The options that expire on March 10, 2009 are exercisable for 50% of the number of shares shown on March 10, 2000 and 100% on March 10, 2001. The exercise price for each stock option is not less than the fair market value of the Corporation's Common Stock on the date of grant. After they become exercisable, these options are transferable to certain members of the optionee's immediate family. There is an option restoration feature with each option which provides that the optionee can receive a separate option grant when previously owned shares are exchanged in a stock-for-stock exercise if the market price on date of exercise is at least 25% higher than the exercise price. The restoration option will be a non-statutory option, the number of option shares will equal the number of exchanged shares used to exercise the original option, the exercise price will be the fair market value on the grant date of the restoration option, the term will be for the length of time remaining in the original option and the restoration option will be immediately exercisable. The restoration feature does not apply to options transferred by the optionee.

(2) Based on total grants in 1999 of 4,396,970 shares.

(3) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation's Common Stock.

III.  AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
      OPTION/SAR VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF
                                                                  SECURITIES
                                                                  UNDERLYING       VALUE OF UNEXERCISED
                                                                 UNEXERCISED           IN-THE-MONEY
                                                                 OPTIONS/SARS          OPTIONS/SARS
                                                                  AT FY-END            AT FY-END(1)
                                SHARES ACQUIRED     VALUE        EXERCISABLE/          EXERCISABLE/
             NAME                 ON EXERCISE      REALIZED     UNEXERCISABLE         UNEXERCISABLE
             ----               ---------------    --------     -------------      --------------------
Dean R. O'Hare................      --                --        383,149/259,102       $3,090,942/$0
Thomas F. Motamed.............       4,191         $ 65,893       32,620/82,103            96,682/0
John J. Degnan................      --                --         120,610/82,088         1,091,133/0
Michael O'Reilly..............       7,800          355,659      103,208/77,327         1,213,187/0
David B. Kelso................      --                --          56,878/77,327           133,125/0

---------------
(1) Based on a value per share at December 31, 1999 of $56.3125.

IV.  LONG-TERM INCENTIVE PLAN AWARDS TABLE

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                               PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS
                                                 NUMBER OF      OTHER PERIOD     UNDER NON-STOCK PRICE-BASED
                                               SHARES, UNITS       UNTIL             PLANS (UNITS OR $)
                                                 OR OTHER      MATURATION OR    -----------------------------
                    NAME                         RIGHTS(1)         PAYOUT       THRESHOLD   TARGET    MAXIMUM
                    ----                       -------------   --------------   ---------   ------    -------
Dean R. O'Hare...............................      13,382         1999-01         6,691      13,382   20,073
Thomas F. Motamed............................       7,945         1999-01         3,973       7,945   11,918
John J. Degnan...............................       7,527         1999-01         3,764       7,527   11,291
Michael O'Reilly.............................       6,691         1999-01         3,346       6,691   10,037
David B. Kelso...............................       6,691         1999-01         3,346       6,691   10,037

---------------

(1) Includes performance share awards granted under the Corporation's Long-Term Stock Incentive Plan in 1999 with respect to the three year performance cycle ending December 31, 2001. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both at the discretion of the Organization & Compensation Committee.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Organization & Compensation Committee Report on pages 13 through 18 shall not be incorporated by reference into any such filings.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AMONG THE CORPORATION'S COMMON STOCK,
        THE STANDARD & POOR'S 500 STOCK INDEX AND THE STANDARD & POOR'S
                          PROPERTY AND CASUALTY INDEX

FIVE YEAR COMPARISON

                                                          CHUBB                    S&P 500(R)                  S&P P&C(R)
                                                          -----                    ----------                  ----------
1994                                                     100.00                      100.00                      100.00
1995                                                     128.00                      138.00                      135.00
1996                                                     145.00                      169.00                      165.00
1997                                                     208.00                      226.00                      239.00
1998                                                     181.00                      290.00                      223.00
1999                                                     161.00                      351.00                      166.00

TEN YEAR COMPARISON

                                                          CHUBB                    S&P 500(R)                S&P P&CIIII(R)
                                                          -----                    ----------                --------------
1989                                                     100.00                      100.00                      100.00
1990                                                     117.00                       97.00                       98.00
1991                                                     170.00                      126.00                      122.00
1992                                                     200.00                      136.00                      143.00
1993                                                     179.00                      150.00                      141.00
1994                                                     183.00                      152.00                      146.00
1995                                                     234.00                      209.00                      200.00
1996                                                     285.00                      257.00                      243.00
1997                                                     360.00                      342.00                      353.00
1998                                                     331.00                      440.00                      329.00
1999                                                     294.00                      533.00                      245.00

---------------
* Assumes, for the five and ten year graphs, that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1994 and December 31, 1989, respectively, and that all dividends were reinvested.

     Making the same comparison of cumulative total return for the past one year period ended December 31, 1999, an investment of $100 in the Corporation's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Property and Casualty Index would have yielded the following: Chubb, $89; S&P 500 Index, $121; and S&P Property and Casualty Index, $75.

                  ORGANIZATION & COMPENSATION COMMITTEE REPORT

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Corporation's executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation's financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     A position evaluation program establishes pay levels among all positions reflecting the importance and value of similar positions to the Corporation. A position's pay level determines a range of values within which the executive's compensation is administered.

     Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries, including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual's level of annual cash compensation.

     It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility pursuant to the regulations under
Section 162(m) of the Internal Revenue Code. Under these regulations, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible.

     The Committee determines annual cash incentives based upon both performance against financial goals and performance relative to the insurance peer companies. It varies the size of option, performance share, and performance-based restricted stock grants based on the company's performance compared to its goals and the need to stay competitive with other companies seeking people of the type Chubb seeks to attract, retain and motivate. The value of stock options, performance shares and restricted stock is tied directly to the stock price. The number of performance shares earned for a three year performance period can vary from 0 to 1.5 times the targeted number of shares based on performance against earnings per share and other selected goals. The number of performance-based restricted shares granted is tied to the number of performance shares earned and, thus, varies based on the same performance measures. The value of the performance shares and performance-based restricted shares varies up and down with the stock price.

     The cornerstone of the Corporation's compensation program is to pay for performance and the Committee believes that the Corporation's compensation program has strong performance-based forms of executive compensation that link the interests of management with those of Shareholders. Other than base salary, all major elements of the Corporation's executive compensation programs vary directly with both corporate and individual performance. As part of that, the Committee sets difficult performance targets for executives. The Committee varies total compensation targets for executives depending on company perform-ance. The better the company's performance in relation to the competition, the greater the compensation opportunity for executives and vice versa. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

     In 1999, the Committee requested a nationally recognized executive compensation consultant to provide a comprehensive annual update of the executive officer compensation strategy and competitive position to assist it in its analysis of pay strategy, compensation levels and types of long-term incentives used. This review resulted in affirmation by the Committee that the executive compensation program and strategy are appropriate and working as intended to pay for performance. The Committee firmly endorsed the concept that for financial comparison the Corporation's peer group is an industry comparison group composed of property and casualty insurance companies. A second peer group of 14 companies in the insurance and financial services industries is used to measure the competitive position of the compensation potentially available to the executive officers of the Corporation named in the Summary Compensation Table. For other than the executive officers named in the Summary Compensation Table, the Committee generally uses industry surveys which include, but are not limited to, members of the property and casualty insurance peer group referenced above.

ANNUAL CASH COMPENSATION

     Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary payband established for the executive's position and the salaries offered in the industry for comparable positions. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to ensure that the positioning of salaries in the compensation program is competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table). Promotional salary increases reflect the executive's movement to an increased level of responsibility and are granted when earned.

     The Committee sets and approves the formulas which establish the amounts available for annual incentive awards. For 1999, incentive awards paid to most executive officers were determined under the Annual Incentive Compensation Plan
(1996). This plan's formula measures the Corporation's performance, including combined loss and expense ratio ("combined ratio"), net income and operating income return on equity against the results of an industry comparison group. Net income under this formula is the Corporation's investment income arising from the property and casualty insurance business and underwriting profit or loss from that business. Each year the Committee approves goals for the combined ratio and net income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group's average combined ratio and operating income return on equity. Included in this industry comparison group are two out of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index used in the Performance Graphs on page 13 as well as five other insurance companies against which the Corporation has over time compared itself.

     The annual incentive pool actually paid is determined by weighing the combined ratio result as well as the net income and operating income return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each payband to develop a final cash award pool. The pool can range from 0% to 200% of the target dollar award for all participants covered by the Plan.

     Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and payband. Where applicable, individual performance is judged on the following considerations: profit, growth, expense control, productivity, leadership, staff development, diversity management, performance/compensation management, innovation, collaboration and internal/external customer service. Awards are approved by the Committee based upon recommendations by management after year end. Annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

     Other annual cash incentive plans in which certain executive officers participate include The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan") and The Profit Sharing Plan (1987). The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation's investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. The Profit Sharing Plan (1987) provides employees of the Corporation and its participating subsidiaries with cash awards on a sliding scale of 0% to 4% of a participant's eligible compensation based on a schedule relating to the consolidated return on premiums earned by the property and casualty insurance subsidiaries of the Corporation.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most levels of management as well as the Corporation's executive officers. The Plan was designed in consultation with a nationally recognized executive compensation consulting firm and periodically the Committee obtains the advice of consulting firms with regard to the ongoing administration of the Plan. Awards granted to executive officers include stock options, performance share awards and restricted stock awards.

     Long-term incentive awards, including stock options and performance shares, for executive officers named in the Summary Compensation Table are based on guidelines that provide for larger awards commensurate with payband levels that reflect competitive grant practices within a broad peer group of 14 companies in the insurance and financial services industries. Included in the peer group of 14 companies are three of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index, and additional insurance companies against which the Corporation has over time compared itself, as well as, insurance brokerage and financial services companies, reflecting the fact that the Corporation also operates within the broader financial services industry. For other than the executive officers named in the Summary Compensation Table, the Committee generally uses industry surveys which include, but are not limited to, the members of the industry comparison group of property and casualty insurance companies described under the heading "Annual Cash Compensation."

     Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three year performance periods. As with options, the number of performance shares granted is based on payband levels and the executive's most recent level of performance. Payment values are dependent on the Corporation's stock price at the end of the performance period, thus linking executives' interests directly with Shareholders, as well as the achievement of selected corporate financial goals. The number of performance shares actually earned and paid out for each three year performance period can vary from 0% to 150% of the original target award based on the attainment of these corporate goals. In 1999, a performance goal was established for the three year performance period ending in 2001 reflecting a cumulative operating earnings per share target for such period. In connection with the previously reported implementation of the cost control initiative in the first quarter of 1998, the Committee determined that it would be appropriate to adjust the calculation of operating income for the three year performance period ended December 31, 1999 so that the intended benefit of such related awards, as initially proposed, was preserved.

     The Committee in 1999 established an overall pool and, for selected senior executives, individual maximum awards for performance-based restricted stock awards. The overall pool established for the performance cycle ending December 31, 2001 was set not to exceed 15% of the same number of performance shares deemed earned for the performance share cycle concluding on such date. Allocations for selected senior executives were based on their potential performance and long range contributions to the Corporation.

     Non-performance-based restricted stock awards are granted to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants and performance-based restricted stock grants and are also granted to attract and retain other selected employees, including executive officers.

CEO COMPENSATION

     Mr. O'Hare is a participant in all of the aforementioned components of the executive compensation program except regular restricted stock awards. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation's performance as described below. Over 85% of Mr. O'Hare's compensation is in the form of variable pay.

     Mr. O'Hare's salary was reviewed in March 2000 under the Corporation's normal merit guidelines. Based upon the Committee's judgment of his performance during the 12 month review period, Mr. O'Hare received an increase of 3.1% to a new annual salary of $1,000,000. This was primarily designed to reward Mr. O'Hare for his performance but also to limit his salary so that it would not exceed $1 million in order to qualify for tax deductibility pursuant to the regulations under Section 162(m) of the Internal Revenue Code. The principal performance criteria considered by the Committee were the Corporation's relative performance versus competitors in key financial measures such as earnings per share, net income, operating income, return on equity and revenue against established targets. Additional criteria considered were industry leadership, corporate citizenship and succession planning. Additional considerations were Mr. O'Hare's achievement in 1999 in successfully continuing the expansion of the Corporation's global business and the increase in business from a program to identify and accelerate new growth initiatives. In addition, in connection with its acquisition by the Corporation in July 1999, Mr. O'Hare successfully managed the integration of Executive Risk into the Chubb organization.

     Mr. O'Hare's annual cash incentive award for 1999 was $800,000 which represents a decrease of 5.9% from the incentive award paid for 1998. The Corporation achieved a combined loss and expense ratio of 102.8% which outperformed the combined ratio average of 107.5% for the industry comparison group referred to above under the discussion concerning Annual Cash Compensation. In addition, the Corporation achieved 79% of its net income goal (as defined under the Annual Incentive Compensation Plan)and recorded an operating earnings return on equity of 9.5% which surpassed the industry comparison group's average of 8.1%. The Committee considered these results as well as Mr. O'Hare's leadership skills and financial management talent in determining the incentive award paid to him.

     In March 1999, Mr. O'Hare was granted 13,382 performance shares for the three-year performance period ending December 31, 2001 and was granted stock options for 222,480 shares. The Committee recognized that the Corporation achieved very good results in 1998 as measured by, among other things, the principal performance criteria described above. The Committee decided to award grants that were very competitive within the property and casualty insurance peer group referenced under the general discussion concerning Long-Term Incentive Awards after consultation with a nationally recognized executive compensation consultant who provided a comprehensive annual update of the executive officer compensation strategy and competitive position.

     With respect to performance shares granted in February 1997 for the three-year performance period which ended December 31, 1999, the cumulative earnings per share, as adjusted, during this performance period were below the target established by the Committee in 1997. On this basis, Mr. O'Hare earned performance shares having a value of $448,508, compared with the performance share award payment made last year of $826,775.

     On March 2, 2000, Mr. O'Hare was awarded 2,986 shares of performance-based restricted stock for 1999 results. The shares had a fair market value on the award date of $143,234 (without regard to any diminution in value attributable to the restrictions on the shares). This compares with his performance-based restricted stock award of 1998 of $250,184. The Committee believes that the percentage of the performance-based restricted stock pool awarded to Mr. O'Hare reflects his contribution to the Corporation's results and directly relates to the financial interests of Shareholders, management and employees.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who comprised the Organization & Compensation Committee:

  Lawrence M. Small (Chairman)     David H. Hoag
  Sheila P. Burke                  Warren B. Rudman
  James M. Cornelius

                                PENSION PROGRAM

     Eligible employees of the Corporation and certain of its subsidiaries participate in the Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Plan"). As in effect during 1999, the Pension Plan provides to each such employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension Plan (but not more than 35 years) and (y) the difference between
(i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid ("final average earnings") and (ii) an amount related to the employee's primary Social Security benefit.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Code and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

     The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the "Pension Program"). The retirement benefits shown are based upon retirement at the age of 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the following table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS
                        TO AN EMPLOYEE RETIRING IN 2000

  FINAL
 AVERAGE                                           YEARS OF CREDITED SERVICE
 EARNINGS                     --------------------------------------------------------------------
 --------                        15            20             25              30        35 OR MORE
$  100,000 .................  $ 26,250      $ 35,000      $   43,750      $   52,500    $  61,250
   200,000 .................    52,500        70,000          87,500         105,000      122,500
   400,000 .................   105,000       140,000         175,000         210,000      245,000
   600,000 .................   157,500       210,000         262,500         315,000      367,500
   800,000 .................   210,000       280,000         350,000         420,000      490,000
 1,000,000 .................   262,500       350,000         437,500         525,000      612,500
 1,300,000 .................   341,250       455,000         568,750         682,500      796,250
 1,600,000 .................   420,000       560,000         700,000         840,000      980,000
 1,800,000 .................   472,500       630,000         787,500         945,000    1,102,500
 2,000,000 .................   525,000       700,000         875,000       1,050,000    1,225,000
 2,200,000 .................   577,500       770,000         962,500       1,155,000    1,347,500
 2,400,000 .................   630,000       840,000       1,050,000       1,260,000    1,470,000
 2,600,000 .................   682,500       910,000       1,137,500       1,365,000    1,592,500
 2,800,000 .................   735,000       980,000       1,225,000       1,470,000    1,715,000
 3,000,000 .................   787,500      1,050,000      1,312,500       1,575,000    1,837,500

     Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Investment Department Incentive Plan and the Profit Sharing Plan
(1987) in the year paid rather than the year earned.

     With respect to the individuals named in the Summary Compensation Table on page 10, Messrs. Degnan, Kelso, Motamed, O'Hare and O'Reilly have, for the purposes of the Pension Program, 8, 2 1/2, 21 1/2, 35 and 29 years of credited service, respectively, and their 1999 remuneration for purposes of the Pension Program was $781,039, $733,346, $772,693, $1,828,606 and $742,685, respectively.
In 1999, Mr. Motamed relinquished the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in the Corporation's Estate Enhancement Program.

EXECUTIVE SEVERANCE AGREEMENTS

     Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with five executive officers of the Corporation. Each agreement becomes operative only upon a "Change in Control" that occurs when the officer is in the employ of the Corporation. Under the agreements, a "Change in Control" occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the Directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two year periods unless the Corporation gives one year's prior notice that it is terminating an agreement at the end of the then current two year period.

     If a change in control occurs and the officer's employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the officer except for Good Reason), the officer becomes entitled to the severance benefits described below. Termination for "Good Reason" means termination because of, among other things, the involuntary assignment of such officer to duties inconsistent with the officer's position prior to such Change in Control; reduction of the officer's base salary or bonus; the Corporation acting with adverse effect upon the officer's benefits under any benefit plans in which the officer is participating at the time of such Change in Control; or a determination made by the officer in good faith that as a result of such change in control the officer cannot discharge the officer's duties effectively.

     Upon such termination, the officer's severance benefits shall equal a multiple of the sum of (i) one year's salary at the annual rate in effect at the time of the Change in Control and (ii) the average of the officer's annual awards under the Corporation's incentive compensation plans for the three years preceding such Change in Control. The multiple is four in the case of Mr. O'Hare and two in the case of the other officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the officer immediately prior to the Change in Control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the officer. The officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

     As of March 6, 2000, payments to the officers with whom the Corporation has severance agreements would have been as follows: Mr. John J. Degnan, $1,700,000; Mr. David B. Kelso, $1,573,333; Mr. Thomas F. Motamed, $1,633,333; Mr. Dean R. O'Hare, $8,200,000 and Mr. Michael O'Reilly, $1,480,400. The Corporation does not believe that payment of these amounts would have a material adverse effect on the financial or operating condition of the Corporation. Agreements under the Long-Term Stock Incentive Plans provide for the accelerated payment or vesting of awards granted under such plans under certain circumstances in the event of a Change in Control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Cornelius, Hoag, Rudman and Ms. Burke. No current or former officers or employees of the Corporation or any of its subsidiaries serves on the Organization & Compensation Committee. No executive officer of the Corporation has served on the compensation committee of another corporation except Mr. O'Hare who serves on the Organization and Compensation Committee of the Fluor Corporation.

TRANSACTIONS WITH DIRECTORS AND THEIR ASSOCIATES

     Mr. Percy Chubb, III retired as an officer of the Corporation and from employment on February 1, 1997. Through January 31, 1999, Mr. Chubb served as a consultant to the Corporation for which he was paid $100,000 per annum in quarterly installments on the last day of each calendar quarter.

     Mr. Joel J. Cohen is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which firm provides securities brokerage and investment advisory services to the Corporation and its subsidiaries. In addition, certain subsidiaries of the Corporation participate as limited partners in an investment partnership of which DLJ Merchant Banking Inc. is the managing general partner.

     Sir David G. Scholey, CBE is Senior Advisor, Warburg Dillion Read, the investment banking division of UBS AG. Warburg Dillon Read provides certain securities transaction services to the Corporation and its subsidiaries through its affiliate companies.

     Ambassador Raymond G. H. Seitz is a Vice Chairman of Lehman Bros. International (Europe), which firm and its affiliated companies provide securities transaction services to the Corporation and its subsidiaries.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

     In 1999, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the regular price.

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     The Corporation has relationships with insurance companies which are subsidiaries of Royal & Sun Alliance, an insurance holding company organized under the laws of England (collectively, the "Sun Group"). As reported, the Sun Group as of March 6, 2000 was the beneficial owner of approximately 5.2% of the Corporation's Common Stock, acquired solely for the purpose of investment.

     In the regular course of their international business, the Corporation's property and casualty insurance subsidiaries may and do assume and cede reinsurance to and from insurance companies which are subsidiaries of Royal & Sun Alliance, as they do with other insurers on similar terms and conditions.

     The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, recommends for approval by the Shareholders the selection of Ernst & Young LLP ("Ernst & Young") as the independent auditors of the Corporation for the year 2000. Ernst & Young has acted as such auditors for the Corporation for many years.

     In addition to its principal service of auditing the financial statements of the Corporation and its subsidiaries, Ernst & Young provided certain non-audit services for the Corporation and its subsidiaries during 1999, and such services were reviewed by the Audit Committee. In reviewing such services, the Audit Committee determined that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the auditors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

ITEM 3 -- PROPOSAL TO APPROVE THE CHUBB CORPORATION LONG-TERM STOCK INCENTIVE PLAN (2000)

                   PROPOSAL TO APPROVE THE CHUBB CORPORATION
                     LONG-TERM STOCK INCENTIVE PLAN (2000)

INTRODUCTION

     For many years, the Corporation has had in effect stock based incentive plans providing to management and key employees various types of awards, including stock options, performance shares and restricted stock, among others. These programs reflect the Board's continuing belief that stock ownership by senior management and other key employees serves to attract, retain and motivate such personnel and benefits the Corporation by giving such individuals a personal financial interest in the Corporation's continued success. In light of the Corporation's expanded usage of options to a greater number of employees and after consultation with a nationally recognized independent compensation consulting firm, the Organization & Compensation Committee of the Board of Directors (the "Committee") recommended, and in March 2000 the Board of Directors adopted, subject to Shareholder approval, The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the "2000 Long-Term Incentive Plan"). Subject to share availability, the 1996 Long-Term Incentive Plan will continue in effect in accordance with its terms, although, in no event can awards under the 1996 Plan be made after December 31, 2001.

     The 2000 Long-Term Incentive Plan authorizes 13,000,000 new shares.

     The 2000 Long-Term Incentive Plan is essentially the same as the 1996 Long-Term Incentive Plan except that it reduces the total number of Shares authorized to be granted as restricted stock, restricted stock units or performance shares and to increase the amount of the awards that may be granted to a participant in any calendar year.

SUMMARY OF THE 2000 LONG-TERM INCENTIVE PLAN

     The following summary of the 2000 Long-Term Incentive Plan is qualified in its entirety by reference to the complete text of the 2000 Long-Term Incentive Plan, which is attached to this Proxy Statement as Exhibit A.

     The 2000 Long-Term Incentive Plan provides the Committee with the authority to approve grants of stock options, stock appreciation rights, performance shares, restricted stock and restricted stock units. The maximum number of shares of Common Stock in respect of which stock based awards may be granted under the 2000 Long-Term Incentive Plan is 13,000,000. Not more than 1,500,000 of the total shares authorized under the Plan may be granted as restricted stock, restricted stock units or performance shares. Subject to these limitations, the shares to be delivered under the 2000 Long-Term Incentive Plan may be made available from the authorized but unissued shares of the Corporation or from shares reacquired by the Corporation. Certain shares subject to lapsed or cancelled awards or options under the 1989, 1992 or 1996 Long-Term Incentive Plans will be available for new options and other awards under the 2000 Long-Term Incentive Plan. Also, shares tendered to the Corporation in satisfaction or partial satisfaction of the exercise price of any award or options under such plans or shares delivered or withheld to satisfy tax obligations will increase the number of shares available for awards under the 2000 Long-Term Incentive Plan.

     In addition, in order to comply with tax rules contained in Section 162(m) of the Internal Revenue Code, the 2000 Long-Term Incentive Plan provides that no participant may receive in any calendar year stock options and stock appreciation rights on more than 1,000,000 shares or performance shares, restricted stock and restricted stock unit awards on more than 80,000 shares.

     The 2000 Long-Term Incentive Plan will be administered by the Committee. The Committee shall have the sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the 2000 Long-Term Incentive Plan as it shall deem advisable, and to interpret its terms and provisions. The Committee may delegate to one or more executive officers the power to make awards to participants who are not executive officers, provided that the Committee shall fix the maximum amount of such awards for the group and for any one participant. All employees of the Corporation and its subsidiaries who, in the opinion of the Committee, have the capacity for contributing in a substantial manner to the successful performance of the Corporation are eligible to participate in the 2000 Long-Term Incentive Plan. It is anticipated that the determinations by the Committee of which eligible individuals will be granted options and awards and the terms thereof will be based on each individual's present and potential contribution to the success of the Corporation and its subsidiaries. It is estimated that approximately 2,600 employees may be eligible to participate in the 2000 Long-Term Incentive Plan, although it is not contemplated that every eligible employee will receive all of the different types of awards available under the 2000 Long-Term Incentive Plan.

     Stock options and/or stock appreciation rights may be granted under the 2000 Long-Term Incentive Plan at the discretion of the Committee, which also has discretion to fix the exercise price of such options and stock appreciation rights at a price not less than 100% of the Fair Market Value, as defined, of the underlying shares at the time of grant. Options granted under the 2000 Long-Term Incentive Plan may be either non-statutory options or incentive stock options. Stock appreciation rights may be granted in tandem with or unrelated to options granted under the 2000 Long-Term Incentive Plan and, if in tandem with an option, may be granted at the time of such option grant or thereafter. The committee has broad discretion as to the terms and conditions upon which options shall be exercisable, but under no circumstances may an option or stock appreciation right have a term exceeding ten years from date of grant. The option exercise price may be satisfied in cash or, at the discretion of the Committee, by exchanging shares owned by the optionee for at least six months, or by a combination of cash and shares.

     In the event that a participant is permitted to and does exercise an option granted under the 2000 Long-Term Incentive Plan by delivering shares, the Committee is authorized to grant or provide for the automatic grant of a Restoration Option to such optionee, subject to the satisfaction of such conditions or criteria as the Committee shall establish from time to time. A Restoration Option shall entitle the participant to purchase a number of shares equal to the number surrendered in payment of the exercise price of the original option, at a per share exercise price equal to not less than 100% of the per share Fair Market Value on the date of grant of such Restoration Option. Restoration Options shall have a term not longer than the term remaining on the original option and shall contain such other terms and conditions as the Committee shall determine.

     Upon the exercise of a stock appreciation right with respect to a share, the participant is entitled to receive the excess of the Fair Market Value of such share over the grant price of such right. The Committee has the authority to determine whether the value of a stock appreciation right is paid in cash or shares or a combination of both.

     The Committee has the discretion to grant performance shares, the payment of which is conditioned upon meeting a performance goal, to determine the value of each performance share, to determine the number of such shares for each performance cycle and the duration of each performance cycle, to establish performance goals based on one or more of the following: operating earnings, net earnings, return on equity, income, market share, shareholder return, combined ratio, level of expenses or growth in revenue and to adjust such goals as it deems equitable to reflect unusual or non-recurring events affecting the Corporation or changes in tax law or accounting principles or other factors, and to determine the number of performance shares which have been earned based on performance relative to such performance goals. Payment valued in respect of earned performance shares may, at the discretion of the Committee, be distributed in the form of cash or shares or a combination of both.

     Awards of restricted stock or restricted stock units under the 2000 Long-Term Incentive Plan may be made at the discretion of the Committee and will consist of shares or units representing such shares granted to a participant which are subject to forfeiture and to restrictions on transfer. At the time of an award of shares of restricted stock, a participant will have the benefits of ownership in respect of such shares, including the right to vote such shares and receive dividends thereon and other distributions, subject to the restrictions set forth in the 2000 Long-Term Incentive Plan and in the instrument evidencing such award. The shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed. The Committee has authority to determine the duration of the restricted period, which shall generally be not less than one year, the conditions under which restricted stock and restricted stock units may be forfeited, as well as the other terms and conditions of such awards, including the establishment of performance goals for the grant of restricted stock based on one or more of the performance criteria described above. Restricted stock units may be paid, at the discretion of the Committee, in cash or shares or a combination of both.

     Awards under the 2000 Long-Term Incentive Plan may provide that the participant has the right to receive currently or on a deferred basis dividends or dividend equivalents and/or other cash payments in addition to or in lieu of such award, all as the Committee shall determine.

     If the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below fair market value, or other similar corporate event affects the shares such that an adjustment is required in order to preserve the benefits intended under the 2000 Long-Term Incentive Plan, then the Committee has discretion to make equitable adjustments in the number and kind of shares which thereafter may be awarded or optioned under the 2000 Long-Term Incentive Plan, the number and kind of shares subject to outstanding options and awards, and the respective grant or exercise prices and/or, if appropriate, to provide for the payment of cash to a participant who has an outstanding option or award.

     The Committee has broad discretion as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment of the participant and the effect, if any, of a change in control of the Corporation. The terms of each award are to be evidenced in writing and delivered to the participant. The awards authorized under the 2000 Long-Term Incentive Plan are subject to applicable tax withholding requirements and may not be assigned or transferred, except by will or the laws of descent and distribution pursuant to a qualified domestic relations order, or to the optionee's immediate family under rules established by the Committee.

     No option or award may be granted under the 2000 Long-Term Incentive Plan after December 31, 2005 except for Restoration Options, which shall continue to be granted as long as options granted under the 2000 Long-Term Incentive Plan are outstanding. The 2000 Long-Term Incentive Plan may be amended or terminated at any time by the Board of Directors except that no amendment may be made without Shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Act, with which the Committee determines it is advisable for the Corporation to comply.

FEDERAL INCOME TAX CONSEQUENCES

     (1) With respect to non-statutory options: When an optionee exercises an option, the difference between the option price and any higher fair market value of the shares on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to the employer. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long or short term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long or short term capital loss, depending upon the holding period of the shares. If pursuant to the authority of the Committee an optionee transfers an option by gift, the optionee will still have ordinary income upon the exercise of the option by the transferee equal to the excess of the fair market value of the shares on the date of exercise over the option price. The transfer of an option by gift may also result in a gift tax liability to the optionee depending on the fair market value of the option at the time of such transfer. If the option is exercisable at the time of the transfer the gift will occur at the time of transfer but the Internal Revenue Service has ruled that if the option is not exercisable at the time of transfer the gift will be deemed to occur on the date the option becomes exercisable.

     (2) With respect to incentive stock options: When an optionee exercises an incentive stock option while employed by the Corporation or a subsidiary or within the three month (one year for disability) period after termination of employment by reason of retirement or death, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the shares acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the Federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of prior to the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate option price of such shares will be long term capital gain, but the employer will not be entitled to any tax deduction with respect to such gain. If the shares are disposed of prior to the expiration of such periods (a "disqualifying disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition and the employer will be entitled to a Federal tax deduction in a like amount. If an incentive stock option is exercised by the optionee more than three months (one year for disability) after termination of employment, the tax consequences are the same as described above in (1) for non-statutory stock options.

     (3) With respect to restricted stock: In the absence of an election by a participant, as explained below, the grant of restricted stock will not result in taxable income to the participant or a deduction to the employer in the year of grant. The value of such restricted stock will be taxed to a participant in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the restricted stock on the date of grant, provided the participant makes the election within 30 days after the date of such grant. If such an election were made, a participant would not be allowed to deduct at a later date the amount included as taxable income if he should forfeit the shares of restricted stock to the Corporation. The amount of ordinary income recognized by a participant is deductible by the employer in the year such income is recognized by the participant, provided such amount constitutes reasonable compensation to the participant. If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant as additional compensation in the year received free of restrictions and the employer will be allowed a corresponding deduction.

     (4) With respect to stock appreciation rights and restricted stock units:
Generally, when a participant exercises stock appreciation rights granted to him under the 2000 Long-Term Incentive Plan or receives payment with respect to restricted stock units granted to him under the 2000 Long-Term Incentive Plan, the amount of cash and the fair market value of the shares received will be ordinary income to such participant and will be allowed as a deduction for Federal income tax purposes to the employer.

     (5) Certain additional special rules apply if the exercise price for an option is paid for in shares previously owned by the optionee rather than in cash.

     The foregoing discussion summarizes the Federal income tax consequences of the 2000 Long-Term Incentive Plan based on current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequences of participation in the 2000 Long-Term Incentive Plan.

                            ------------------------

     The affirmative vote of a majority of the shares of Common Stock of the Corporation represented and voting at the Annual Meeting is required for approval of the proposal to adopt the 2000 Long-Term Incentive Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 2000 LONG-TERM INCENTIVE PLAN.

ITEM 4 -- SHAREHOLDER PROPOSAL REQUESTING A SPECIAL COMPENSATION REVIEW AND
          REPORT

     We received requests from Trillum Asset Management, 711 Atlantic Avenue, Boston, MA 02111-2809 the beneficial owner of 50 shares of our common stock, par value $1 per share (the "Common Stock") and from the Unitarian Universalist Service Committee, 130 Prospect Street, Cambridge, MA 02139-1845 the beneficial owner of 400 shares of our Common Stock (the "Proponents") to include the following supporting statement and shareholder proposal (collectively, the "Proposal") in this Proxy Statement.

SUPPORTING STATEMENT:

FINANCIAL AND SOCIAL ACCOUNTABILITY IN EXECUTIVE COMPENSATION

     We believe that both social and financial criteria should be factors in fixing compensation packages for top corporate officers. Public scrutiny on compensation has reached a new intensity -- not just for the Chief Executive Officer, but for all executives. Too often, top executives receive considerable increases in compensation packages even when corporate financial performance is mediocre or poor and stockholders watch dividends slip and stock prices drop.

     Increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. In the 1990's, while corporate profits rose 108%, workers' pay rose 28% while CEO pay increased by 481%.

     Shareholders need to be vigilant and challenge executive pay packages that reward bad social or financial performance, asking themselves: if top officers' pay for a given year should be reduced if the company suffers from poor corporate citizenship that harms our corporate image or results in costly fines, protracted litigation, loss of government contracts, or significant loss of market share on their watch.

     Companies such as Bristol-Myers Squibb, Eastman Kodak, IBM and Procter and Gamble have reported to shareholders on how they integrate these factors into their compensation packages, understanding the importance of being socially responsible.

     We believe these questions deserve the careful scrutiny of our Board of Directors and the Compensation Committee and go beyond what the SEC requires a company to include in the annual proxy statement.

THE SHAREHOLDER PROPOSAL:

     RESOLVED: Shareholders request the Board institute a special Executive Compensation Review and prepare a report available to shareholders four months from the date of the annual meeting, with the results of the review and recommended changes in practice. This review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for top executives. The review should focus on the following questions:

     1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.

     2. Ways to link compensation to corporate social performance (e.g., incentives given for meeting or surpassing certain goals such as increasing investments targeted toward the revitalization of distressed urban and rural areas).

     3. Comparison of compensation packages for company officers with lowest paid company employees in the U.S. and around the world.

     4. Whether there should be a ceiling on top executives' salaries to prevent our company from paying excessive compensation or a ratio linking the top salary and the lowest salary.

     5. Whether compensation should be frozen in the event of massive layoffs.

CORPORATION'S RESPONSE

  YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

     In its report contained annually in the Corporation's Proxy Statement, the Corporation's Organization & Compensation Committee details annually to shareholders the executive compensation practices of the Corporation, the principles behind its programs and the integration of performance measures, including overall corporate financial results, in determining compensation provided to its executives. The Committee, composed of five non-management directors, in conjunction with independent consulting firms carefully reviews the Corporation's compensation practices in light of overall market developments so that the total compensation available to its executives is in line with those companies with which the Corporation competes for management talent and enables the Corporation to attract, motivate and retain such executives.

     The Corporation believes that the criteria considered by the Organization & Compensation Committee remains the best way to evaluate and compensate its executives and that the information provided annually in the Organization & Compensation Committee's report in the Proxy Statement is the most appropriate method to communicate this information to shareholders. The Corporation does not believe the preparation of the report called for in the shareholder proposal would yield any benefit which would justify the effort and expense necessary to issue such report.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THE PROPOSAL UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE IN VOTING THE PROXY.

ITEM 5 -- SHAREHOLDER PROPOSAL TO AMEND THE CORPORATION'S BY-LAWS WITH REGARD TO THE CORPORATION'S RIGHTS PLAN

     We received a request from the Eastern States Health and Welfare Fund of the Union of Needletrades, Industrial and Textile Employees, 3100 L Street, N.W., Suite 210, Washington, D.C. 20037 (the "Proponent"), the beneficial owner of 11,900 shares of our common stock, par value $1 per share (the "Common Stock") to include the following supporting statement and shareholder proposal (collectively, the "Proposal") in this Proxy Statement.

SUPPORTING STATEMENT:

     In June 1989 the Board of Directors adopted a Rights Plan giving Chubb shareholders certain rights to purchase a share of a new class of preferred stock for each share of common stock (the "1989 Rights Plan"). These rights are a form of corporate anti-takeover device known as a "poison pill." The Board acted without obtaining shareholder approval, and the Rights Plan was set to expire after ten years on June 12, 1999.

     Last year a shareholder proposed amending Chubb's by-laws to require a shareholder vote before any Rights Plan was adopted or extended. The proposed by-law also sought to rescind any extension of the 1989 Rights Plan beyond its June 1999 expiration date and to rescind any new Rights Plan adopted after that date.

     In March 1999, with the annual meeting only six weeks away, the Board of Directors voted to redeem the 1989 Rights Plan and to adopt a new Rights Plan that expires in March 2009.

     At the annual meeting in April 1999, 70% of the shareholder votes cast were voted in favor of this by-law. Notwithstanding this expression of shareholder views, Chubb refused to adopt this by-law, arguing that it is invalid and does not in any event apply to the new Rights Plan, which was adopted before the June 1999 expiration date.

     We believe that Chubb's board and management are insufficiently sensitive to this shareholder vote. We are therefore submitting a proposed by-law to require prior shareholder approval of new rights plans and the termination of any rights or plan in existence on the date this by-law is adopted.

     WE URGE YOU TO VOTE FOR THIS RESOLUTION.

THE SHAREHOLDER PROPOSAL:

     RESOLVED; pursuant to Section 2.9 of the New Jersey Business Corporation Act and Article X of the By-Laws of the Chubb Corporation ("Company"), the shareholders hereby amend the By-Laws to add the following Article XI, which shall take effect immediately upon adoption at the shareholder meeting where this resolution is considered:

                                 "ARTICLE XI."

                           "Shareholder Rights Plans"

     "The company shall not adopt any rights plan, share purchase rights plan or similar agreement, commonly known as a "poison pill," which is designed to impede, or has the effect of impeding, the acquisition of a block of stock in excess of a specified threshold and/or merger or other transaction between a significant shareholder and the Company, unless such plan or agreement has previously been approved by holders of a majority of the votes cash at the shareholder meeting where the matter is considered. The Company shall promptly redeem any such rights or otherwise terminate any such plan in existence on the date this By-law is adopted, including without limitation the rights plan adopted by the Company in 1999. Notwithstanding any other provisions of the By-laws, this By-law may not be amended, modified or repealed, except by holders of a majority of the votes cast at the shareholder meeting where the matter is considered."

CORPORATION'S RESPONSE

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE BY-LAW PROPOSAL.

     Rights Plans. We believe that shareholder rights plans, commonly known as "poison pills", have become an accepted part of the American corporate landscape. Today, many publicly traded corporations have rights plans. And in New Jersey, the legislature has specifically endorsed them.

     Rights plans provide public companies with an indispensable tool in dealing with hostile takeover attempts. Rights plans are designed to exact a substantial economic penalty, running to the benefit of the shareholders of a company, from a corporate raider who takes specified steps to complete a hostile takeover of the company. A raider typically will not choose to step over the line and incur the penalty.

     But rights plans do not absolutely preclude takeovers. To the contrary, a corporation's board of directors has the power to "redeem" the rights, and thereby remove the rights plan as an obstacle to a takeover. In Chubb's case, any decision to redeem the rights plan or to keep it in place, would be made by a board that consists almost entirely of independent, non-management directors. The decision is also subject to the directors' fiduciary duties of care and loyalty.

     In essence, rights plans give boards of directors the power to negotiate, on behalf of the corporation and all of its constituencies, with potential acquirers to obtain a higher price, and the power to seek more desirable economic alternatives to a hostile takeover. Rights plans also prevent bidders from using certain types of coercive and abusive takeover tactics. Independent economic studies have shown that the power to combat such abusive tactics and negotiate have not deterred takeover attempts, and, to the contrary, have actually increased the economic value that shareholders have received in acquisitions.

     Invalidity of the By-Law Proposal under New Jersey Law. It is well established under New Jersey case law that by-law provisions contrary to statutory law or the company's certificate of incorporation are illegal.

Since the By-Law Proposal contemplates a by-law amendment that contradicts specific provisions of the New Jersey Business Corporation Act and is inconsistent with Chubb's Certificate of Incorporation, Chubb believes (based upon the advice of outside legal counsel) that the By-Law Proposal would, if adopted, be invalid under New Jersey law. Briefly stated, the statutory provisions upon which our outside counsel rely confer exclusive authority upon the board of directors to govern a New Jersey corporation's business and affairs and expressly validate rights plans (unless otherwise provided in a pre-existing certificate of incorporation). There is no such limitation in Chubb's Certificate of Incorporation. In addition, the New Jersey statute provides that a corporation's directors in evaluating any takeover proposal may consider the long-term as well as short-term interests of the corporation and its shareholders as well as the interests of other corporate constituencies. Moreover, if based upon such considerations, a board of directors determines that a particular takeover is not in the best interests of the corporation, the board has no duty to facilitate, or refrain from impeding, such takeover, and would therefore have no duty to redeem a rights plan.

     Chubb believes that, among other things, the By-Law Proposal conflicts with this statutory arrangement by purporting to strip the Board of Directors of those powers granted to it by the New Jersey legislature and by requiring a blanket redemption of the existing rights without consideration by the Board of Directors of the merits of any particular takeover offer. In an action pending in the United States District Court for the District of New Jersey, the Corporation is asking for a declaratory judgment that the By-Law Proposal is invalid, that any shareholder vote in favor of the By-Law Proposal be set aside and that the By-Law's proponent be enjoined from taking any action to implement such by-law.

     Chubb is Not the Appropriate Target for a Proposal of this Nature. Although it is not possible to determine the motivations of either the shareholder that has submitted the By-Law Proposal or of any shareholders who may vote in favor of it, your Board of Directors does not believe that Chubb fits the profile of corporations that are the likely targets of this type of shareholder activism. In particular:

        - Chubb does not have a classified or "staggered" board of directors;

        - Chubb's charter does not contain a "fair price" provision;

        - Chubb has only one director, our Chairman, who is an officer or employee of Chubb; and

        - Chubb's Board has, among other committees, an audit committee, a compensation committee and a nominating committee, none of which includes any director who is an officer or employee of Chubb.

     In our judgment, the Corporation's Rights Plan provides an appropriate measure of protection against potential raiders who are not willing or able to make a fair offer to our shareholders or who would present a threat to other corporate constituencies including the policyholders of our subsidiary insurance companies. In addition, the rights plan provides for periodic review by a committee of independent directors who will evaluate whether the rights plan continues to be in the best interests of the Corporation and you, our shareholders. This review has and will occur annually. This committee will also evaluate the plan in the event the Corporation is subject to an unsolicited takeover offer. If the committee concludes that maintaining the plan is no longer in the best interests of our shareholders or the Corporation (because, for example, the bidder is offering a fair and adequate price and has structured the offer to treat all shareholders fairly), the committee will recommend redemption of the rights to the Board of Directors. This independent director review is designed to ensure that board members who are not subject to possible conflicts of interest which might arise from employment by the Corporation are satisfied that the Rights Plan continues to serve the purposes underlying its adoption.

     Pending Litigation. The Corporation is currently litigating the validity of the By-Law Proposal in the United States District Court for the District of New Jersey. In the event the Proposal is approved at the Annual Meeting, the Corporation intends to defer any action until a final judgment as to its legality is issued by an appropriate court.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THE PROPOSAL UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE IN VOTING THE PROXY.

                  VOTING, SOLICITATION OF PROXIES, SHAREHOLDER
                           PROPOSALS AND NOMINATIONS

     The Proxy, if returned properly executed or voted as directed by touch-tone telephone or by accessing the World Wide Web and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If the authority to vote for the Board of Directors' nominees, or any such nominee, for election as a Director is not withheld, the Proxy will be voted for the election of the Board of Directors' nominees for election as Directors. If a choice is not made to vote with respect to the proposal to approve the Long-Term Stock Incentive Plan (2000), the proxy will be voted for such proposal. If a choice is not made to vote with respect to the selection of independent auditors for the year 2000, the proxy will be voted for such proposal. If a choice is not made to vote with respect to the shareholder proposal regarding the request for a special compensation review and report, the proxy will be voted against such proposal. If a choice is not made to vote with respect to the shareholder proposal to amend the Corporation's By-Laws with respect to the Corporation's rights plan, the proxy will be voted against such proposal.

     Under New Jersey law and the Corporation's By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation's transfer agent using the transfer agent's automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the meeting. Approval of the selection of independent auditors and approval of the shareholder proposal regarding the request for a special executive compensation review and report and the shareholder proposal to amend the Corporation's By-Laws as respects the Corporation's rights plan require the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions will not be counted in tabulating the votes with respect to the approval of selection of independent auditors and the two shareholder proposals. Broker non-votes will not be counted in tabulating the votes with respect to the proposals presented to Shareholders.

     The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

     The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the Corporation has retained Georgeson Shareholder Communications Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $25,000 plus out-of-pocket expenses.

     Proposals by Shareholders intended to be presented at the 2001 Annual Meeting must be received by the Corporation no later than November 24, 2000 in order to be qualified for inclusion in the Corporation's Proxy Statement and form of proxy for such meeting. Under the Corporation's By-Laws, proposals intended to be presented at an Annual Meeting without inclusion in the Corporation's Proxy Statement for the meeting, and/or nominations of persons for election as directors at an Annual Meeting, may be made by a shareholder who was a shareholder of record at the time of the giving of notice to the Corporation of such proposal or nomination, who is entitled to vote at such Annual Meeting and who complies with the notice procedures set forth in the Corporation's By-Laws. For such business and/or nominations to be properly brought before an Annual Meeting, written notice thereof shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's Annual Meeting. Such notice shall set forth (A) as to such business that the shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, any material interest of such shareholder in such business and the beneficial owner, if any, on whose behalf the proposal is made, (B) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if so elected); and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made (1) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

     A copy of Article III, Section 10, of the Corporation's By-Laws, which covers the foregoing matters, is available without charge to stockholders of record upon written request to the Corporation at its principal executive offices, attention: Henry G. Gulick, Vice President and Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

                      By order of the Board of Directors,

                                          HENRY G. GULICK
                                             Vice President and Secretary

March 24, 2000

                                                                       EXHIBIT A

                             THE CHUBB CORPORATION

                     LONG-TERM STOCK INCENTIVE PLAN (2000)

SECTION 1.  PURPOSE

     The purposes of The Chubb Corporation Long-Term Stock Incentive Plan (the "Plan") are to promote the interests of The Chubb Corporation and its shareholders by (i) attracting and retaining executive personnel and other key employees of outstanding ability; (ii) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such employees to participate in the long-term growth and financial success of The Chubb Corporation.

SECTION 2.  DEFINITIONS

     "Affiliate" shall mean any corporation or other entity which is not a Subsidiary but as to which the Corporation possesses a direct or indirect ownership interest.

     "Award" shall mean a grant or award under Section 6 through 9, inclusive, of the Plan, as evidenced in a written document delivered to a Participant as provided in Section 10(b).

     "Board of Directors" shall mean the Board of Directors of the Corporation.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" shall mean the Organization & Compensation Committee of the Board of Directors.

     "Common Stock" or "Stock" shall mean the Common Stock, $1.00 par value, of the Corporation.

     "Corporation" shall mean The Chubb Corporation.

     "Designated Beneficiary" shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant's death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant's estate.

     "Employee" shall mean (i) an officer or employee of the Employer and (ii) an advisor or consultant to the Employer. For purposes of this Plan, for persons described in clause (ii) above, employment and termination of employment shall mean the maintenance of, or termination of, as the case may be, such person's relationship as an advisor or consultant to the Employer.

     "Employer" shall mean the Corporation and any Subsidiary or Affiliate.

     "Fair Market Value" shall mean the average of the highest and lowest sales prices reported for consolidated trading of issues listed on the New York Stock Exchange on the date in question, or, if the Stock shall not have been traded on such date, the average of such highest and lowest sales prices on the first day prior thereto on which the Stock was so traded.

     "Fiscal Year" shall mean the fiscal year of the Corporation.

     "Incentive Stock Option" shall mean a stock option granted under Section 6 which is intended to meet the requirements of Section 422 of the Code.

     "Non-statutory Stock Option" shall mean a stock option granted under
Section 6 which is not intended to be an Incentive Stock Option.

     "Option" shall mean an Incentive Stock Option or a Non-statutory Stock Option and shall include a Restoration Option.

     "Participant" shall mean an Employee who is selected by the Committee to receive an Award under the Plan.

     "Payment Value" shall mean the dollar amount assigned to a Performance Share which shall be equal to the Fair Market Value of the Common Stock on the day of the Committee's determination under Section 8(c)(l) with respect to the applicable Performance Cycle.

     "Performance Cycle" or "Cycle" shall mean the period of years selected by the Committee during which the performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

     "Performance Goals" shall mean the objectives established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Shares which have been contingently awarded for such Cycle are earned.

     "Performance Share" shall mean an award granted pursuant to Section 8 of the Plan expressed as a share of Common Stock.

     "Prior Plans" shall mean The Chubb Corporation Long-Term Stock Incentive Plan (1996), The Chubb Corporation Long-Term Stock Incentive Plan (1992) and the Long-Term Stock Incentive Plan (1989).

     "Restoration Option" shall mean a stock option granted pursuant to Section 6(d).

     "Restricted Period" shall mean the period of time selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Corporation.

     "Restricted Stock" shall mean shares of Common Stock contingently granted to a Participant under Section 9 of the Plan.

     "Restricted Stock Unit" shall mean a fixed or variable dollar denominated unit contingently awarded under Section 9 of the Plan.

     "Stock Appreciation Right" shall mean a right granted under Section 7.

     "Subsidiary" shall mean any business entity in which the Corporation possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

SECTION 3.  ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee may delegate to one or more executive officers of the Corporation the power to make Awards to Participants who are not executive officers or directors of the Corporation provided the Committee shall fix the maximum amount of such Awards for the group and a maximum for any one Participant. The Committee's decisions shall be binding upon all persons, including the Corporation, shareholders, an Employer, Employees, Participants and Designated Beneficiaries.

SECTION 4.  ELIGIBILITY

     All Employees who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Corporation are eligible to be Participants in the Plan.

SECTION 5.  MAXIMUM AMOUNT AVAILABLE FOR AWARDS

     (a) The maximum number of shares of Stock in respect of which Awards may be made under the Plan shall be 13,000,000 shares of Common Stock, provided, however, that in the event (i) an Award in respect of shares under the Plan or the Prior Plans is settled for cash or expires or is terminated unexercised as to any shares of Common Stock covered thereby, (ii) any Award under the Plan or the Prior Plans in respect of shares is cancelled or forfeited for any reason without the delivery of shares of Common Stock, (iii) any Option or other Award granted is exercised through the delivery of shares of Common Stock, or (iv) tax obligations are satisfied through the delivery or withholding of shares of Common Stock, the number of shares of Common Stock available for Awards under the Plan shall be increased after December 31, 2001 by the number of shares not delivered in connection with any such Award or so surrendered, delivered or withheld to the extent such shares are not used under The Chubb Corporation Long-Term Stock Incentive Plan (1996). Not more than 1,500,000 shares may be awarded as Restricted Stock, Restricted Stock Units or Performance Shares and not more than 13,000,000 shares may be awarded as incentive stock options. Subject to the foregoing, shares of Common Stock may be made available from the authorized but unissued shares of the Corporation or from shares reacquired by the Corporation, including shares purchased in the open market.

     (b) No Employee may be granted under the Plan in any calendar year Options or Stock Appreciation Rights on more than 1,000,000 shares of Common Stock and no Employee may be granted in any calendar year more than 80,000 Performance Shares, Restricted Stock or Restricted Stock Units.

     (c) In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan including the limitations described in
Section 5(b) above, (2) the number and kind of shares subject to outstanding Options and other Awards, and (3) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award provided, however, that the number of shares subject to any Option or other Award shall always be a whole number.

SECTION 6.  STOCK OPTIONS

     (a) Grants. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option including but not limited to, whether, and to what extent and under what circumstances amounts payable upon exercise of an Option shall be deferred at the election of the holder of such Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-statutory Stock Options, or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any implementing regulations.

     (b) Option Price. The Committee shall establish the option price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

     (c) Exercise. (1) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award or thereafter including but not limited to broker assisted cashless exercises; provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of ten years from the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     (2) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Corporation. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by exchanging shares of Common Stock owned for at least six months by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Corporation, valued as of the date of such tender, is at least equal to such option price.

     (d) Restoration Options. In the event that any Participant delivers shares of Common Stock in payment of the exercise price of any Option granted hereunder in accordance with Section 6(c)(2), the Committee shall have the authority to grant or provide for the automatic grant of a Restoration Option to such Participant. The grant of a Restoration Option shall be subject to the satisfaction of such conditions or criteria as the Committee in its sole discretion shall establish from time to time. A Restoration Option shall entitle the holder thereof to purchase a number of shares of Common Stock equal to the number of such shares so delivered upon exercise of the original Option and, in the discretion of the Committee, the number of shares, if any, tendered to the Corporation to satisfy any withholding tax liability arising in connection with the exercise of the original Option. A Restoration Option shall have a per share exercise price of not less than 100% of the per share Fair Market Value of the Common Stock on the date of grant of such Restoration Option, a term not longer than the remaining term of the original Option at the time of exercise thereof, and such other terms and conditions as the Committee in its sole discretion shall determine.

SECTION 7.  STOCK APPRECIATION RIGHTS

     (a) The Committee may, with sole and complete authority, grant Stock Appreciation Rights in tandem with an Option, in addition to an Option, or freestanding and unrelated to an Option. Stock Appreciation Rights granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time. Stock Appreciation Rights shall not be exercisable after the expiration of ten years from the date of grant and shall have an exercise price of not less than 100% of the Fair Market Value of the Common Stock on the date of grant.

     (b) A Stock Appreciation Right shall entitle the Participant to receive from the Corporation an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise of the Stock Appreciation Right over the grant price thereof. The Committee shall determine upon the exercise of a Stock Appreciation Right whether such Stock Appreciation Right shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock.

SECTION 8.  PERFORMANCE SHARES

     (a) The Committee shall have sole and complete authority to determine the Employees who shall receive Performance Shares and the number of such shares for each Performance Cycle, and to determine the duration of each Performance Cycle and the value of each Performance Share. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other.

     (b) The Committee shall establish Performance Goals for each Cycle based on any one or more of the following: the operating earnings, net earnings, return on equity, income, market share, shareholder return, combined ratio, level of expenses or growth in revenue. During any Cycle, the Committee may adjust the Performance Goal for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

     (c) (1) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established Performance Goals.

     (2) Payment Values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant's Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee's determination under paragraph (1), above. The Committee shall determine whether Payment Values are to be distributed in the form of cash and/or shares of Common Stock.

SECTION 9.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS

     (a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom shares of Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Corporation, and the other terms and conditions of such Awards. The Restricted Period shall consist of at least one year (which may be shortened or waived by the Committee at any time in its discretion) with respect to one or more Participants or Awards outstanding. In its discretion, the Committee may establish performance conditions with respect to awards of Restricted Stock and Restricted Stock Units based on one or more of the same items listed in Section 8(b) in respect of Performance Shares during a performance period selected by the Committee.

     (b) Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Corporation. At the expiration of the Restricted Period, the Corporation shall deliver such certificates to the Participant or the Participant's legal representative. Payment for Restricted Stock Units shall be made from the Corporation in cash and/or shares of Common Stock, as determined at the sole discretion of the Committee.

SECTION 10.  GENERAL PROVISIONS

     (a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this plan as may be necessary in the opinion of the employer to satisfy the required tax withholding based on the minimum tax withholding rates. In the case of payments of Awards in the form of Common Stock, at the Committee's discretion the Participant may be required to pay to the Employer the amount of any taxes required to be withheld with respect to such Common Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value equals such amount required to be withheld.

     (b) Awards. Each Award hereunder shall be evidenced in writing, delivered to the Participant and shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of the Participant and the effect thereon, if any, of a change in control of the Corporation.

     (c) Nontransferability. (i) Except as provided in (ii) below, no Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

     (ii) Notwithstanding subparagraph (i) above, the Committee may determine that an Award may be transferred pursuant to a qualified domestic relations order, as determined by the Committee or its designee or that an Option may be transferred by an Employee to one or more members of the Employee's immediate family, to a partnership of which the only partners are members of the Employee's immediate family, or to a trust established by the Employee for the benefit of one or more members of the Employee's immediate family. For this purpose immediate family means the Employee's spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren. A transferee described in this subparagraph may not further transfer an Option. An option transferred pursuant to this subparagraph shall remain subject to all of the applicable provisions of the Plan and the written option agreement.

     (d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. Further, the Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein in any agreement entered into with respect to an Award.

     (e) No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designed Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Stock.

     (f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of New York.

     (g) Effective Date. Subject to the approval of the shareholders of the Corporation, the Plan shall be effective on April 25, 2000. No Options or Awards may be granted under the Plan after December 31, 2005; provided, however, that the authority for grant of Restoration Options hereunder in accordance with
Section 6(d) shall continue, subject to the provisions of Section 5, as long as any Option granted hereunder remains outstanding.

     (h) Amendment of Plan. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934 with which the Committee has determined it is necessary or desirable to have the Corporation comply. Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with the local rules and regulations.

     (i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award with the Participant's consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, (i) to change the date or dates as of which (A) an Option or Stock Appreciation Right becomes exercisable; (B) a Performance Share is deemed earned; (C) Restricted Stock becomes nonforfeitable; or (ii) to cancel and reissue an Award under such different terms and conditions as it determines appropriate, except that an outstanding stock option shall not be amended to reduce its original exercise price other than in connection with a transaction described in Section 5(c).

                             THE CHUBB CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     OF THE CORPORATION FOR THE ANNUAL MEETING TO BE HELD ON APRIL 25, 2000

P   The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation")
R   acknowledges receipt of the Notice of the Annual Meeting of Shareholders
O   and Proxy Statement each dated March 24, 2000 and the undersigned revokes
X   all prior proxies and appoints DEAN R. O'HARE, HENRY G. GULICK and PHILIP
Y J. SEMPIER, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 25, 2000 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

    This card also provides voting instructions for any shares of Chubb Common Stock held on the undersigned's behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

    On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

    Nominees for the Election of Directors are:

    01. Zoe Baird             08. David H. Hoag
    02. John C. Beck          09. Dean R. O'Hare
    03. Sheila P. Burke       10. Warren B. Rudman
    04. James I. Cash, Jr.    11. Sir David G. Scholey, CBE
    05. Percy Chubb, III      12. Raymond G. H. Seitz
    06. Joel J. Cohen         13. Lawrence M. Small
    07. James M. Cornelius    14. James M. Zimmerman
                                                                  -----------
                 PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD    SEE REVERSE
                      PROMPTLY USING THE ENCLOSED ENVELOPE.           SIDE
                                                                  -----------

                              FOLD AND DETACH HERE

    Please mark your
[X] votes as in this                                                       1816
    example.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5. THIS PROXY WILL ALSO SERVE TO INSTRUCT THE TRUSTEES OF THE CHUBB CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN AND CAPITAL ACCUMULATION PLAN TO SIMILARLY VOTE ANY SHARES HELD FOR THE UNDERSIGNED IN SUCH PLANS.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOARD PROPOSALS 1, 2 AND 3.

                                       FOR              WITHHELD

1. Election of Directors               / /                / /
   (see reverse)


To withhold authority to vote for any nominee, specify name below:



_________________________________________________________________

2. On independent auditors             FOR             AGAINST        ABSTAIN

                                       / /               / /            / /

                                       FOR             AGAINST        ABSTAIN

3. Approval of Long-Term Stock
   Incentive Plan                      / /               / /            / /


             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE
                        FOLLOWING SHAREHOLDER PROPOSALS.

                                       FOR             AGAINST        ABSTAIN

4. Shareholder proposal for a special
   executive compensation review and
   report                              / /               / /            / /



                                       FOR             AGAINST        ABSTAIN

5. Shareholder proposal to amend
   the Corporation's By-Laws with
   respect to the Corporation's
   Shareholder Rights Plan             / /               / /            / /

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized offer.


SIGNATURE(S)_________________________________________________ DATE______________



--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -


                                     CHUBB

                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of The Chubb Corporation that you are entitled to vote and gives voting instructions for any common shares held on your behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

Please consider the issues discussed in the proxy statement and cast your vote by:

[COMPUTER GRAPHIC]            - Accessing the World Wide Web site
                                http://www.eproxyvote.com/cb to vote via the
                                Internet.

[TELEPHONE GRAPHIC]           - Using a touch-tone telephone to vote by phone
                                toll free from the U.S. or Canada. Simply dial 1-877-PRX-VOTE (1-877-779-8683) and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[ENVELOPE GRAPHIC]            - Completing, dating, signing and mailing the
                                proxy card in the postage-paid envelope included with the proxy statement or sending it to The Chubb Corporation c/o First Chicago Trust Company of New York, a division of EquiServe, P.O. Box 8666, Edison, New Jersey 08818-9159.

You can vote by phone or via the Internet anytime prior to 12:00 midnight, Eastern Time, on April 24, 2000. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. Do not return your proxy card if you are voting by telephone or the Internet.